Exhibit 3.2

SIXTH RESTATED CERTIFICATE OF INCORPORATION

OF UNITED RENTALS, INC.

United Rentals, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.
The name of the Corporation is United Rentals, Inc. The Corporation was incorporated under the name “United Rentals Holdings, Inc.” The original Certificate of Incorporation (the “Original Certificate”) of the Corporation was filed with the Secretary of State of the State of Delaware on July 20, 1998. The Original Certificate was amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 5, 1998. That Amended and Restated Certificate of Incorporation was amended by a Certificate of Amendment of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 29, 1998 and a Certificate of Amendment of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 7, 2007 (as amended, the “Amended and Restated Certificate of Incorporation”). That Amended and Restated Certificate of Incorporation was amended by a Certificate of Elimination filed with the Secretary of State of Delaware on March 16, 2009 and restated by a Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 16, 2009 (the “Restated Certificate of Incorporation”). That Restated Certificate of Incorporation was amended by two Certificates of Amendment filed with the Secretary of State of the State of Delaware on May 4, 2017 and restated by the Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 4, 2017 (the “Third Amended and Restated Certificate of Incorporation”). The Third Amended and Restated Certificate of Incorporation was amended by the Certificate of Change of Registered Agent and Registered Office on June 1, 2017. In addition, on June 1, 2017, a restated Certificate of Incorporation (the “Fourth Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware, which integrated into a single instrument all of the provisions of the Third Amended and Restated Certificate of Incorporation that were then in effect and operative as a result of having theretofore been filed with the Secretary of State of the State of Delaware as certificates of amendment to the Third Amended and Restated Certificate of Incorporation. The Fourth Restated Certificate of Incorporation was amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on May 7, 2020. In addition, on May 7, 2020, a Fifth Amended and Restated Certificate of Incorporation (the “Fifth Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware, integrating into a single instrument all of the provisions of the Fourth Restated Certificate of Incorporation which were then in effect and those amendments approved by the stockholders on May 7, 2020.
2.
Pursuant to Section 245(a) of the Delaware General Corporate Law, this Sixth Restated Certificate of Incorporation integrates into a single instrument all of the provisions of the Fifth Restated Certificate of Incorporation which are in effect and operative as a result of having theretofore been filed with the Secretary of State of the State of Delaware as certificates of amendment to the Fifth Restated Certificate of Incorporation.
3.
Pursuant to Section 245(c) of the Delaware General Corporation Law, this Sixth Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Fifth Restated Certificate of Incorporation as theretofore amended, and there is no discrepancy between those provisions and the provisions of this Sixth Restated Certificate of Incorporation.
4.
The terms and provisions of this Sixth Restated Certificate of Incorporation have been duly adopted pursuant to the provisions of Section 245 of the Delaware General Corporation Law.
5.
The text of the Fifth Amended and Restated Certificate of Incorporation is hereby restated to read in its entirety as follows:

ARTICLE I.

The name of the Corporation is United Rentals, Inc.

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

A.
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The amount of the total authorized capital stock of the Corporation is 505,000,000 shares, divided into (a) 500,000,000 shares of Common Stock having a par value of $0.01 per share, and (b) 5,000,000 shares of Preferred Stock having a par value of $0.01 per share.
B.
The Preferred Stock may be issued from time to time in one or more series. Subject to the restrictions prescribed by law, the Board of Directors is authorized to fix by resolution or resolutions the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights; (d) whether that series shall have conversion privileges, and if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and the amount of such sinking funds; (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative rights, preferences and limitations of that series.

ARTICLE IV.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law.

ARTICLE V.

A.
By-Laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend or repeal the By-Laws of the Corporation. Any By-Laws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Sixth Restated Certificate of Incorporation to the contrary, the By-Laws shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of holders of at least a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally for the election of directors.
B.
Amendment of Certificate of Incorporation. Notwithstanding any other provision contained in this Sixth Restated Certificate of Incorporation and notwithstanding that a lesser percentage may be specified by law, the By-Laws or otherwise, this Article V and Articles VI, VII, VIII, IX and XI of this Sixth Restated Certificate of Incorporation shall not be amended or repealed, and no provision inconsistent therewith or providing for cumulative voting in the election of directors shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of holders of at least a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally for the election of directors.

ARTICLE VI.

The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors (the “Board”). The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Sixth Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

A.
Number of Directors. The number of directors comprising the entire Board shall, subject to the right, if any, of holders of Preferred Stock to elect directors under specified circumstances, be such number as may be fixed from time to time exclusively by the Board by action of a majority of the directors then in office. If the number of directors at any time is fixed at three or greater, then thereafter in no event shall such number be fewer than three or greater than nine, unless approved by action of not less than two-thirds of the directors then in office. No director need be a stockholder.

B.
Terms of Directors. At each annual meeting of stockholders beginning with the 2008 annual meeting of stockholders, the directors shall be elected for a term of office to expire at the next annual meeting of stockholders, subject to the election and qualification of their successors or the earlier of their death, resignation or removal; provided, however, that any director who prior to the annual meeting of stockholders in 2008 was elected to a term that continues beyond the date of the annual meeting of stockholders in 2008, shall continue in office for the remainder of his or her elected term or until his or her earlier death, resignation or removal.
C.
Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. A director elected to fill a newly created directorship or other vacancy shall hold office until the next annual meeting of stockholders, subject to the election and qualification of their successors or the earlier of their death, resignation or removal.
D.
Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, the directors or any director may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that any director who prior to the annual meeting of stockholders in 2008 was elected to a term that continues beyond the date of the annual meeting of stockholders in 2008, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote at an election of directors, voting together as a single class.
E.
Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article VI, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock.
F.
Written Ballot Not Required. The election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

ARTICLE VII.

The By-Laws of the Corporation may provide, without limitation, requirements relating to the notice and conduct of annual meetings, special meetings, and the nomination and election of directors of the Corporation.

ARTICLE VIII.

In furtherance and not in limitation of the powers conferred by law or in this Sixth Restated Certificate of Incorporation, the Board (and any committee of the Board) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (a) encourage any person to enter into negotiations with the Board and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (b) contest or oppose any such transaction which the Board or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of plans or the issuance of rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board or such committee and (ii) may provide that any holder or class of holders thereof designated by the Board or any such committee will be treated differently than all other holders in respect of the terms, conditions, provisions and rights of such securities.

ARTICLE IX.

Any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders or may be effected by a consent in writing by the stockholders of the Corporation as provided by, and subject to the limitations in, Article XI of this Sixth Restated Certificate of Incorporation.

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation.

ARTICLE X.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

ARTICLE XI.

A.
Written Consent. Certain actions required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of the stockholders may be effected without a meeting by the written consent of the stockholders of the Corporation entitled to vote thereon (a “Consent”), but only if such action is taken in accordance with the provisions of this Article XI.
B.
Request for Record Date. The record date for determining stockholders entitled to authorize or take corporate action by Consent shall be as fixed by the Board of Directors or as otherwise established under this Article XI. Any stockholder seeking to have the stockholders authorize or take corporate action by Consent shall, by written notice addressed to the Secretary of the Corporation and delivered to the principal executive offices of the Corporation and signed by the stockholders of record owning not less than 15% of all the then-outstanding shares of Common Stock of the Corporation, as determined in accordance with the applicable requirements of the By-Laws of the Corporation, who shall continue to own not less than 15% of all the then-outstanding shares of Common Stock of the Corporation through the date of delivery of Consents signed by a sufficient number of stockholders to authorize or take such action and who shall not revoke such request, request that a record date be fixed for such purpose (each such notice, a “Request”). The Request must contain the information set forth in Section C of this Article XI. By the later of (i) 20 days after delivery of a valid Request and (ii) five days after delivery of any information requested by the Corporation pursuant to Section C of this Article XI, the Board of Directors shall determine the validity of the Request and whether the Request relates to an action that may be authorized or taken by Consent pursuant to this Article XI and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If the Request has been determined to be valid and to relate to an action that may be authorized or taken by Consent pursuant to this Article XI, or if such no determination shall have been made by the date required by this Article XI, and in either event no record date has been fixed by the Board of Directors, the record date shall be the date on which the first signed Consent is delivered to the Corporation in the manner described in Section G of this Article XI; except that, if prior action by the Board of Directors is required under the provisions of the law of the State of Delaware, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
C.
Request Requirements. Any Request (i) must be delivered by the stockholders of record owning not less than 15% of all the then outstanding shares of Common Stock of the Corporation, as determined in accordance with applicable requirements of the By-Laws of the Corporation (with documentary evidence of such ownership attached to the Request, including, if the record holders submitting such Request are not the beneficial owners of such shares, documentary evidence that the beneficial owners on whose behalf the Request is submitted beneficially own at least 15% of the then outstanding shares of Common Stock of the Corporation), who shall continue to own not less than 15% of all the then outstanding shares of Common Stock of the Corporation through the date of delivery of Consents and who shall not revoke such request, signed by a sufficient number of stockholders to authorize or take such action; (ii) must describe the action proposed to be authorized or taken by Consent; and (iii) must contain (a) such other information and representations, to the extent applicable, then required by the By-laws of the Corporation as though each stockholder submitting such Request was submitting a notice of a nomination for election to the Board of Directors or of other business to be brought before a meeting of stockholders, (b) the text of the proposal (including the text of any resolutions to be adopted by Consent and the language of any proposed amendment to the By-Laws of the Corporation), and (c) the agreement of the requesting stockholders required by the By-Laws of the Corporation. The Board of Directors may require the stockholders submitting a Request to furnish such other information as it may require to determine the validity of the Request. Stockholders seeking to authorize or take action by Consent shall update the information provided in the Request as required by the By-Laws of the Corporation with respect to information provided concerning nominations for elections to the board or other business at stockholders meetings.

D.
Actions Which May Be Authorized or Taken by Written Consent. Stockholders are not entitled to authorize or take action by Consent if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) an identical or substantially similar item of business, as determined by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders (a “Similar Item”), is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special stockholders meeting that has been called but not yet held or that has been called to be held on a date within 90 days after the receipt by the Corporation of the Request for such action, provided that the removal of directors without electing replacements shall not be a Similar Item to the election of directors, or (iii) such Request was made in a manner that involved a violation of Regulation 14A promulgated under the Exchange Act, or other applicable law.
E.
Manner of Consent Solicitation. Stockholders may authorize or take action by Consent only if such Consents are solicited from all holders of the shares of Common Stock of the Corporation entitled to vote on the matter and in accordance with applicable law.
F.
Date of Consent. Every Consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take or authorize the taking of the action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by Section G of this Article XI, Consents signed by the stockholders holding a sufficient number of shares to authorize or take such action are so delivered to the Corporation.
G.
Delivery of Consents. Every Consent purporting to take or authorize the taking of corporate action must be dated and delivered to the Corporation or its registered office in the State of Delaware no earlier than 60 days after the delivery of a valid Request. Consents must be delivered to the Corporation’s registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. The Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate (“Other Officer”), shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be authorized or taken by Consent as the Secretary of the Corporation or Other Officer, as the case may be, deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the Consents have given consent; provided, however, that if the action to which the Consents relate is the removal or replacement of one or more members of the Board of Directors, the Secretary of the Corporation or Other Officer, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such Consents and such Inspectors shall discharge the functions of the Secretary of the Corporation or Other Officer, as the case may be, under this Article XI. If after such investigation the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, shall determine that the action has been duly authorized or taken by the Consents, that fact shall be certified on the records of the Corporation and the Consents shall be filed in such records. In conducting the investigation required by this Section G, the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, may retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate, at the expense of the Corporation, and shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.
H.
Effectiveness of Consent. No action may be authorized or taken by the stockholders by Consent except in accordance with this Article XI. If the Board of Directors shall determine that any Request was not properly made in accordance with, or relates to an action that may not be effected by Consent pursuant to, this Article XI, or any stockholder seeking to authorize or take such action does not otherwise comply with this Article XI, then the Board of Directors shall not be required to fix a record date and any such purported action by Consent shall be null and void to the fullest extent permitted by applicable law. No Consent shall be effective until such date as the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, certify to the Corporation that the Consents delivered to the Corporation in accordance with Section 7 of this Article represent at least the minimum number of votes that would be necessary to authorize or take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with law of the State of Delaware and this Sixth Restated Certificate of Incorporation.
I.
Challenge to Validity of Consent. Nothing contained in this Article XI shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

J.
Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (a) none of the foregoing provisions of this Article XI shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (b) the Board of Directors shall be entitled to solicit stockholder action by Consent in accordance with applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Sixth Restated Certificate of Incorporation to be signed by its duly authorized officer this 4th day of May, 2023.

United Rentals, Inc.
By: /s/ Joli L. Gross
Name: Joli L. Gross Title: Senior Vice President, General Counsel and Corporate Secretary